UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 23, 2009
Harvest Natural Resources, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10762	77-0196707
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 Enclave Parkway, Suite 300
Houston, Texas		77077
(Address of Principal Executive Offices)		(Zip Code)
281-899-5720
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
Harvest Natural Resources, Inc. (“we”, “us”, “our”, “Harvest” or the “Company”), has announced an increase in reserves attributed to Petrodelta, S.A. (“Petrodelta”), Harvest’s 32 percent owned Venezuelan affiliate. Proved reserves net to Harvest increased to 47.6 million barrels of oil equivalent (MMBOE) at August 31, 2009, as compared to 43.3 MMBOE at year-end 2008. The increase in reserves was driven primarily by the drilling of two appraisal wells in the largely undeveloped El Salto field. The reserves estimate was prepared by the independent petroleum consultants of Ryder Scott Company, L.P. for Harvest. HNR Finance B.V. (“HNR Finance”) has a 40 percent ownership interest in Petrodelta. As we indirectly own 80 percent of HNR Finance, we indirectly own a net 32 percent interest in Petrodelta. Petrodelta is governed by its own board of directors, charter and bylaws.
References to oil and gas reserves that are “net to Harvest” refer to Harvest’s net 32 percent indirect equity interest in Petrodelta S.A., after royalties and do not refer to any working interest or other ownership interest held directly by Harvest.
The majority of the increase in proved reserves was the result of drilling two appraisal wells in the El Salto field during 2009, which more than offset production from the Company’s existing producing developed properties. Proved reserves of the El Salto field net to Harvest increased 42 percent to 18.5 MMBOE at August 31, 2009 from 13.0 MMBOE at year-end 2008. Petrodelta operates six fields in Venezuela and approximately 39 percent of proved reserves net to Harvest at August 31, 2009 was associated with the El Salto Field.
The interim reserve report was commissioned to re-assess the growth potential of the El Salto field and to provide input into Petrodelta’s capital budget process for the rest of 2009 and into 2010. We estimate that there are approximately 980 drilling locations in El Salto alone, providing many years of growth potential. We are excited about the opportunity for Petrodelta to prove-up additional reserves and value by drilling in El Salto and its other fields. Petrodelta began drilling appraisal wells in the El Salto field in May 2009 to evaluate its potential for supporting the company’s self-funded drilling program. The appraisal wells drilled in this field have encountered pay zones thicker than anticipated, and the initial production rate of the El Salto #31 well has exceeded our original expectations, producing at the rate of approximately 3,000 BOPD limited by infrastructure constraints. The El Salto #30 has yet to be placed on production.
Proved reserves are estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. All Venezuelan reserves are attributable to our net equity interest in Petrodelta.
The SEC requires the reserve presentation to be calculated using year-end prices and costs and assuming a continuation of existing economic conditions. Proved reserves cannot be measured exactly, and the estimation of reserves involves judgmental determinations. Reserve estimates must be reviewed and adjusted periodically to reflect additional information gained from reservoir performance, new geological and geophysical data, economic changes and other relevant developments. The estimates are based on current technology and economic conditions, and we consider such estimates to be reasonable and consistent with current knowledge of the characteristics and extent of production. The estimates include only those amounts considered to be proved reserves and do not include additional amounts which may result from new discoveries in the future, or from application of secondary and tertiary recovery processes where facilities are not in place or for which transportation and/or marketing contracts are not in place.

Proved developed reserves are reserves which can be expected to be recovered through existing wells with existing equipment and existing operating methods. This classification includes: a) proved developed producing reserves which are reserves expected to be recovered through existing completion intervals now open for production in existing wells; and b) proved developed nonproducing reserves which are reserves that exist behind the casing of existing wells which are expected to be produced in the predictable future, where the cost of making such oil and natural gas available for production should be relatively small compared to the cost of a new well.
Any reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing primary recovery methods are included as proved developed reserves only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.
Proved undeveloped reserves are proved reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units, which are reasonably certain of production when drilled. Estimates of recoverable reserves for proved undeveloped reserves may be subject to substantial variation and actual recoveries may vary materially from estimates.
Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. No estimates for proved undeveloped reserves are attributable to or included in this table for any acreage for which an application of fluid injection or other improved recovery technique is contemplated unless proved effective by actual tests in the area and in the same reservoir.
Changes in previous estimates of proved reserves result from new information obtained from production history and changes in economic factors.
The evaluation of the oil and natural gas reserves as of August 31, 2009, December 31, 2008 and December 31, 2007 was prepared by Ryder Scott Company L.P., independent petroleum engineers. The August 31, 2009 reserve estimate assumes a West Texas Intermediate crude oil price of $71.05 per barrel as of that date, which yields $64.48 per barrel after adjustment for location and quality. The natural gas reserves were based on a contractual price of $1.54 per thousand cubic feet (Mcf). Both oil and gas prices were held constant.
The tables shown below represent HNR Finance’s interest, net of a 33.33 percent royalty, in Venezuela in each of the years.

		Minority
		Interest in	32%
	HNR Finance	Venezuela	Net Total
	(in thousands)
Proved Reserves-Crude oil, condensate, and natural gas liquids (MBbls)

At August 31, 2009
Proved Reserves at January 1, 2009	42,809	(8,562)	34,247
Revisions/Additions	6,314	(1,263)	5,051
Production	(1,337)	267	(1,069)

Proved Reserves at August 31, 2009	47,786	(9,557)	38,229

		Minority
		Interest in	32%
	HNR Finance	Venezuela	Net Total
	(in thousands)
Proved Developed Reserves-Crude oil, condensate, and natural gas liquids (MBbls) at:
August 31, 2009	14,118	(2,824)	11,295

Year ended December 31, 2008
Proved Reserves at January 1, 2008	47,261	(9,452)	37,809
Revisions/Additions	(2,984)	597	(2,387)
Production	(1,468)	294	(1,174)

Proved Reserves at end of the year	42,809	(8,561)	34,248

Proved Developed Reserves-Crude oil, condensate, and natural gas liquids (MBbls) at:
December 31, 2008	13,415	(2,683)	10,732

Year ended December 31, 2007
Proved Reserves at January 1, 2007	—	—	—
Additions(a)	50,085	(10,017)	40,068
Production	(2,824)	565	(2,259)

Proved Reserves at end of the year	47,261	(9,452)	37,809

(a) Petrodelta was formed in 2007

Proved Developed Reserves-Crude oil, condensate, and natural gas liquids (MBbls) at:
December 31, 2007	14,779	(2,956)	11,823

		Minority
		Interest in	32%
	HNR Finance	Venezuela	Net Total
Proved Reserves-Natural gas (MMcf)

Year ended August 31, 2009
Proved Reserves at January 1, 2009	67,804	(13,561)	54,243
Additions	3,212	(642)	2,570
Production	(898)	180	(719)

Proved Reserves at August 31, 2009	70,118	(14,024)	56,094

Proved Developed Reserves-Natural gas (MMcf) at:
August 31, 2009	36,496	(7,299)	29,197

Year ended December 31, 2008
Proved Reserves at January 1, 2008	43,084	(8,617)	34,467
Additions	27,574	(5,515)	22,059
Production	(2,854)	571	(2,283)

Proved Reserves at end of the year	67,804	(13,561)	54,243

Proved Developed Reserves-Natural gas (MMcf) at:
December 31, 2008	30,168	(6,034)	24,135

		Minority
		Interest in	32%
	HNR Finance	Venezuela	Net Total
Year ended December 31, 2007
Proved Reserves at January 1, 2007	—	—	—
Additions(a)	50,019	(10,004)	40,015
Production	(6,935)	1,387	(5,548)

Proved Reserves at end of the year	43,084	(8,617)	34,467

(a) Petrodelta was formed in 2007

Proved Developed Reserves-Natural gas (MMcf) at:
December 31, 2007	7,755	(1,551)	6,204
     This Current Report on Form 8-K may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2008 Annual Report on Form 10-K and other public filings.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
23.1	Consent of Ryder Scott Company, L.P.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc. (Registrant)
By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

Date: October 23, 2009